                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      __________________________________

                                 SCHEDULE 13G

                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(b) AND (c) AND AMENDMENTS THERETO FILED
                             PURSUANT TO 13d-2(b)

                              (Amendment No. 1)/1/



                 Genesys Telecommunications Laboratories, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   371931106
--------------------------------------------------------------------------------
                                (CUSIP Number)


                                      N/A
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)

[_]  Rule 12d-(c)

[X]  Rule 13d-1(d)



----------------------
/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

    The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  371931106                13G                    PAGE 2 OF 13 PAGES
------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Benchmark Capital Partners, L.P.
      94-3225075

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      A Delaware limited partnership

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          520,482
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          520,482

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      520,482
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      2.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  371931106                13G                    PAGE 3 OF 13 PAGES
------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Benchmark Capital Management Co., L.L.C.
      ("Benchmark Capital Management"), 94-3225704
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      A Delaware limited partnership

------------------------------------------------------------------------------
                          SOLE VOTING POWER
   NUMBER OF         5
                          0
    SHARES
                   -----------------------------------------------------------
 BENEFICIALLY        6    SHARED VOTING POWER

   OWNED BY               740,472 shares of which 520,482 shares are held
                          directly by Benchmark Capital Partners, L.P.
     EACH                 ("Benchmark Capital Partners"), a Delaware limited
                          partnership, and 219,990 shares are held directly by
  REPORTING               Benchmark Founders' Fund, L.P. ("Benchamrk Founders'
                          Fund"), a Delaware limited partnership.  Benchmark
    PERSON                Capital Management is the general partner of
                          Benchmark Capital Partners and Benchmark Founders'
     WITH                 Fund.
                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7
                          0

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          740,472 shares of whoch 520,482 shares are held directly by Benchmark Capital Partners and 219,990 shares are held directly by Benchmark Founders' Fund. Benchmark Capital Management is the general partner of Benchmark Capital Partners and Benchmark Founders' Fund.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      740,472
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      3.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  371931106                 13G                    PAGE 4 OF 13 PAGES
------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      David M. Beirne

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
   NUMBER OF         5
                          9,737
    SHARES
                   -----------------------------------------------------------
 BENEFICIALLY             SHARED VOTING POWER
                     6
   OWNED BY               740,472 shares of which 520,482 shares are held
                          directly by Benchmark Capital Partners, and 219,990
     EACH                 shares are held directly by Benchmark Founders' Fund.
                          Benchmark Capital Management is the general partner of
  REPORTING               Benchmark Capital Partners and Benchmark Founders'
                          Fund. Mr. Beirne is a managing member of Benchmark
    PERSON                Capital Management. Mr. Beirne disclaims beneficial
                          ownership of shares held directly by Benchmark Capital
     WITH                 Partners and Benchmark Founders' Fund, except to the
                          extent of his proportionate interest therein.
                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7
                          9,737

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          740,472 shares of which 520,482 shares are held directly by Benchmark Capital Partners, and 219,990 shares are held directly by Benchmark Founders' Fund. Benchmark Capital Management is the general partner of Benchmark Capital Partners and Benchmark Founders' Fund. Mr. Beirne is a managing member of Benchmark Capital Management. Mr. Beirne disclaims beneficial ownership of shares held directly by Benchmark Capital Partners and Benchmark Founders' Fund, except to the extent of his proportionate interest therein.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      750,209
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      3.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  371931106                 13G                    PAGE 5 OF 13 PAGES
------------------------------------------------------------------------------
      NAME OF REPORTING PERSONSS
 1    S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Bruce W. Dunlevie

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
   NUMBER OF         5
                          92,286

    SHARES                (includes options exercisable within 60 days for
                          50,000 shares)
                   -----------------------------------------------------------
 BENEFICIALLY             SHARED VOTING POWER
                     6
   OWNED BY               740,472 shares of which 520,482 shares are held
                          directly by Benchmark Capital Partners, and 219,990
     EACH                 shares are held directly by Benchmark Founders' Fund.
                          Benchmark Capital Management is the general partner of
  REPORTING               Benchmark Capital Partners and Benchmark Founders'
                          Fund. Mr. Dunlevie is a managing member of Benchmark
    PERSON                Capital Management. Mr. Dunlevie disclaims beneficial
                          ownership of shares held directly by Benchmark Capital
     WITH                 Partners and Benchmark Founders' Fund, except to the
                          extent of his proportionate interest therein.
                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7
                          92,286

                          (includes options exercisable within 60 days for 50,000 shares)
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          740,472 shares of which 520,482 shares are held directly by Benchmark Capital Partners, and 219,990 shares are held directly by Benchmark Founders' Fund. Benchmark Capital Management is the general partner of Benchmark Capital Partners and Benchmark Founders' Fund. Mr. Dunlevie is a managing member of Benchmark Capital Management. Mr. Dunlevie disclaims beneficial ownership of shares held directly by Benchmark Capital Partners and Benchmark Founders' Fund, except to the extent of his proportionate interest therein.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      832,758
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      3.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  371931106                 13G                    PAGE 6 OF 13 PAGES
------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Kevin R. Harvey

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
   NUMBER OF         5
                          14,378
    SHARES
                   -----------------------------------------------------------
 BENEFICIALLY             SHARED VOTING POWER
                     6
   OWNED BY               740,472 shares of which 520,482 shares are held
                          directly by Benchmark Capital Partners, and 219,990
     EACH                 shares are held directly by Benchmark Founders' Fund.
                          Benchmark Capital Management is the general partner of
  REPORTING               Benchmark Capital Partners and Benchmark Founders'
                          Fund. Mr. Harvey is a managing member of Benchmark
    PERSON                Capital Management. Mr. Harvey disclaims beneficial
                          ownership of shares held directly by Benchmark Capital
     WITH                 Partners and Benchmark Founders' Fund, except to the
                          extent of his proportionate interest therein.
                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7
                          14,378

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          740,472 shares of which 520,482 shares are held directly by Benchmark Capital Partners, and 219,990 shares are held directly by Benchmark Founders' Fund. Benchmark Capital Management is the general partner of Benchmark Capital Partners and Benchmark Founders' Fund. Mr. Harvey is a managing member of Benchmark Capital Management. Mr. Harvey disclaims beneficial ownership of shares held directly by Benchmark Capital Partners and Benchmark Founders' Fund, except to the extent of his proportionate interest therein.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      754,850
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      3.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  371931106                 13G                    PAGE 7 OF 13 PAGES
------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Robert C. Kagle

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
   NUMBER OF         5    SOLE VOTING POWER

    SHARES                0

 BENEFICIALLY      -----------------------------------------------------------
                          SHARED VOTING POWER
   OWNED BY
                     6
     EACH                 782,758 shares of which 520,482 shares are held
                          directly by Benchmark Capital Partners, 219,990 shares
  REPORTING               are held directly by Benchmark Founders' Fund and
                          42,286 shares held indirectly through The Robert &
    PERSON                Joanne Kagle Trust UA 4/4/96. Benchmark Capital
                          Management is the general partner of Benchmark Capital
     WITH                 Partners and Benchmark Founders' Fund. Mr. Kagle is a
                          managing member of Benchmark Capital Management. Mr.
                          Kagle disclaims beneficial ownership of shares held
                          directly by Benchmark Capital Partners, Benchmark
                          Founders' Fund and The Robert & Joanne Kagle Trust UA
                          4/4/96, except to the extent of his proportionate
                          interest therein.
                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7
                          0

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER

                     8
                          782,758 shares of which 520,482 shares are held directly by Benchmark Capital Partners, 219,990 shares are held directly by Benchmark Founders' Fund and 42,286 shares held indirectly through The Robert & Joanne Kagle Trust UA 4/4/96. Benchmark Capital Management is the general partner of Benchmark Capital Partners and Benchmark Founders' Fund. Mr. Kagle is a managing member of Benchmark Capital Management. Mr. Kagle disclaims beneficial ownership of shares held directly by Benchmark Capital Partners, Benchmark Founders' Fund and The Robert & Joanne Kagle Trust UA 4/4/96, except to the extent of his proportionate interest therein
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      782,758
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      3.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  371931106                 13G                    PAGE 8 OF 13 PAGES
------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Andrew S. Rachleff

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
   NUMBER OF          5
                          0
    SHARES
                   -----------------------------------------------------------
 BENEFICIALLY             SHARED VOTING POWER
                     6
   OWNED BY               777,758 shares of which 520,482 shares are held
                          directly by Benchmark Capital Partners, 219,990 shares
     EACH                 are held directly by Benchmark Founders' Fund and
                          37,286 shares held indirectly through The Rachleff
  REPORTING               Family Trust. Benchmark Capital Management is the
                          general partner of Benchmark Capital Partners and
    PERSON                Benchmark Founders' Fund. Mr. Rachleff is a managing
                          member of Benchmark Capital Management. Mr. Rachleff
     WITH                 disclaims beneficial ownership of shares held directly
                          by Benchmark Capital Partners, Benchmark Founders'
                          Fund and The Rachleff Family Trust, except to the
                          extent of his proportionate interest therein.
                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7
                          0

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          777,758 shares of which 520,482 shares are held directly by Benchmark Capital Partners, 219,990 shares are held directly by Benchmark Founders' Fund and 37,286 shares held indirectly through The Rachleff Family Trust. Benchmark Capital Management is the general partner of Benchmark Capital Partners and Benchmark Founders' Fund. Mr. Rachleff is a managing member of Benchmark Capital Management. Mr. Rachleff disclaims beneficial ownership of shares held directly by Benchmark Capital Partners, Benchmark Founders' Fund and The Rachleff Family Trust, except to the extent of his proportionate interest therein.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      777,758
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      3.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

   Item 1(a)  Name of Issuer:

              Genesys Telecommunications Laboratories, Inc.

   Item 1(b)  Address of Issuer's Principal Executive Offices:

              1155 Market Street
              San Francisco, CA  94103

   Item 2(a)  Name of Person Filing:

              This amendment is being filed by Benchmark Capital Management, whose principal business address is 2480 Sand Hill Road, Menlo Park, California 94025. The names, business addresses and citizenships of all the managing members of Benchmark Capital Management are set forth on Exhibit B hereto. Benchmark Capital Management is general partner of Benchmark Capital Partners and Benchmark Founders' Fund.

Item 2(b)     Address of Principal Business Offices or, if none, Residence:

              See above.

Item 2(c)     Citizenship

              See above.

Item 2(d)     Title of Class of Securities:

              Common Stock

Item 2(e)     CUSIP Number:

              371931106

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

              Not Applicable

Item 4.       Ownership.

              Please see Item 5.

Item 5. Ownership of Five Percent or Less of a Class. This statement is being filed to report the fact that each reporting person has ceased to be the beneficial owner of more than five percent of the Common Stock of Genesys Telecommunications Laboratories, Inc.

Item 6. Ownership of More than Five Percent on Behalf of Another Person. Please See Item 5.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

              Not Applicable

Item 8.       Identification and Classification of Members of the Group.

              See Exhibit B hereto.

Item 9.       Notice of Dissolution of Group.

              Not Applicable

Item 10.      Certification.

              Not Applicable


                                  SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.


Date:    February 11, 1999


DAVID M. BEIRNE                                   BENCHMARK CAPITAL MANAGEMENT CO.,
BRUCE W. DUNLEVIE                                 L.L.C., A DELAWARE LIMITED LIABILITY
KEVIN R. HARVEY                                   COMPANY
ROBERT C. KAGLE
ANDREW S. RACHLEFF

Signature:  /s/ Christopher Hadsell               Signature:  /s/ Christopher Hadsell
           ----------------------------                       ------------------------------
           Christopher Hadsell                                Christopher Hadsell
           Attorney-in-Fact                                   Chief Financial Officer


                                                  BENCHMARK CAPITAL PARTNERS, L.P., A
                                                  DELAWARE LIMITED LIABILITY COMPANY

                                                  By:  Benchmark Capital Management Co.,
                                                       L.L.C., a Delaware limited
                                                       liability company, its General
                                                       Partner


                                                       Signature:  /s/ Christopher Hadsell
                                                                   --------------------------
                                                                   Christopher Hadsell
                                                                   Chief Financial Officer

                                 EXHIBIT INDEX


                                                                                     Found on
                                                                                   Sequentially
Exhibit                                                                           Numbered Page
-------                                                                           -------------
Exhibit A:  Agreement of Joint Filing                                                   12

Exhibit B:  List of Managing Members of Benchmark Capital Management                    13

                                   EXHIBIT A

                           Agreement of Joint Filing

     The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the amended statement dated February 11, 1999, containing the information required by Schedule 13G, for the shares of Genesys Telecommunications Laboratories, Inc. Common Stock held by Benchmark Capital Partners, L.P., a Delaware limited partnership, and with respect to the general partner, such other holdings as may be reported therein.


Date:   February 11, 1999


DAVID M. BEIRNE                                   BENCHMARK CAPITAL MANAGEMENT CO.,
BRUCE W. DUNLEVIE                                 L.L.C., A DELAWARE LIMITED LIABILITY
KEVIN R. HARVEY                                   COMPANY
ROBERT C. KAGLE
ANDREW S. RACHLEFF

Signature:  /s/ Christopher Hadsell               Signature:  /s/ Christopher Hadsell
           ----------------------------                       ------------------------------
           Christopher Hadsell                                Christopher Hadsell
           Attorney-in-Fact                                   Chief Financial Officer


                                                  BENCHMARK CAPITAL PARTNERS, L.P., A
                                                  DELAWARE LIMITED LIABILITY COMPANY

                                                  By:  Benchmark Capital Management Co.,
                                                  L.L.C., a Delaware limited liability
                                                  company, its General Partner



                                                       Signature:  /s/ Christopher Hadsell
                                                                   -------------------------
                                                                   Christopher Hadsell
                                                                   Chief Financial Officer

                                EXHIBIT B

                             Managing Members of
Benchmark Capital Management Co., L.L.C., a Delaware limited liability company

        Set forth below, with respect to each managing member of Benchmark Capital Management, is the following: (a) name; (b) business address; and (c) citizenship.

1.   (a)  David M. Beirne
     (b)  c/o Benchmark Capital Management Co., L.L.C.
          2480 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

2.   (a)  Bruce W. Dunlevie
     (b)  c/o Benchmark Capital Management Co., L.L.C.
          2480 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

3.   (a)  Kevin R. Harvey
     (b)  c/o Benchmark Capital Management Co., L.L.C.
          2480 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

4.   (a)  Robert C. Kagle
     (b)  c/o Benchmark Capital Management Co., L.L.C.
          2480 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

5.   (a)  Andrew S. Rachleff
     (b)  c/o Benchmark Capital Management Co., L.L.C.
          2480 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen